UNITED STATES
        SECURITIES AND EXCHANGE COMMISSION
              Washington, D.C. 20549

                  SCHEDULE 13G/A

     Under the Securities Exchange Act of 1934
               (Amendment No.  9 )*

          STERLING FINANCIAL CORPORATION
                 (Name of Issuer)

           $5.00 par value Common Stock
          (Title of Class of Securities)

                    859317 10 9
                  (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be
subject to all other provisions of the Act (however, see the
Notes).
CUSIP NO. 859317 10 9        13G/A        Page   2   of   4   Pages

 1  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Bank of Lancaster County Employees Stock Plan
     Federal ID #23-1131024

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                              (a) |    |
                                              (b) | X |

 3  SEC USE ONLY


 4  CITIZENSHIP OR PLACE OF ORGANIZATION

     Pennsylvania


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

     5  SOLE VOTING POWER

          --0--

     6  SHARED VOTING POWER

          517,033.208

     7  SOLE DISPOSITIVE POWER

          517,033.208

     8  SHARED DISPOSITIVE POWER

          --0--

 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         517,033.208

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         8.3%

12  TYPE OF REPORTING PERSON*
       EP



                  SCHEDULE 13G/A
          STERLING FINANCIAL CORPORATION
Page 3 of 4 Pages

Item 1 (a)  Name of Issuer:  Sterling Financial Corporation

Item 1 (b)  Address of Issuer's Principal Executive Office:

               101 North Pointe Boulevard
               Lancaster, PA  17601-4133

Item 2 (a)  Name of Person Filing:  Bank of Lancaster County
                                       Employees Stock Plan

Item 2 (b)  Address of Principal Business Office or, if none,
Residence:

               101 North Pointe Boulevard
               Lancaster, PA  17601-4133

Item 2 (c)  Citizenship:  Pennsylvania

Item 2 (d)  Title of Class of Securities:  $5.00 par value
Common Stock

Item 2 (e)  CUSIP Number:  859317 10 9

Item 3 Not applicable - This statement is filed pursuant to Rule 13d-1(c).

Item 4      Ownership:

      (a)  Amount Beneficially Owned: 517,033.208

      (b)  Percent of Class:  8.3%

      (c)  Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote:
0
              (ii) shared power to vote or to direct the vote:
517,033.208
             (iii) sole power to dispose or to direct the
disposition of: 517,033.208
             (iv) shared power to dispose or to direct the
disposition of:  0

Item 5      Ownership of Five Percent or Less of a Class:

              Not Applicable

Item 6      Ownership of More than Five Percent on Behalf of
Another Person:

              Not Applicable




Page 4 of 4 Pages

Item 7    Identification and Classification of the Subsidiary:

              Not Applicable

Item 8    Identification and Classification of Members of the
Group:

              Not Applicable

Item 9    Notice of Dissolution of Group:  Not Applicable

Item 10 Certification: Not Applicable - This statement is filed pursuant to Rule 13d-1(c).


                     Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




             Bank of Lancaster County

             Employees Stock Plan


Date: January 17, 1997

/s/ John E. Stefan

John E. Stefan,
Chairman of The Board, President and
Chief Executive Officer